                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):  October 26, 1999

                                PHONE.COM, INC.
            (Exact name of Registrant as specified in its charter)

          Delaware                      000-25687                 94-3219054
(State or other jurisdiction of   (Commission File Number)     (I.R.S. Employer
incorporation or organization)                               Identification No.)

                               800 Chesapeake Dr.
                            Redwood City, CA  94063
              (Address of principal executive offices) (Zip code)

                                 (650) 562-0200
              (Registrant's telephone number, including area code)


         (Former name or former address, if changed since last report)

Item 2.       Acquisition or Disposition of Assets

          (a) On October 26, 1999, Phone.com, Inc., a Delaware corporation (the "Company"), completed the acquisition of the outstanding shares of capital stock
 -------
of ApiON Telecoms Ltd, a telecommunications software company registered in Belfast, Northern Ireland ("APiON"). The purchase of assets was accomplished
                            -----
pursuant to the Agreement dated as of October 11, 1999, by and among the Company, APiON and each of APiON's shareholders (the "Purchase Agreement").
                                                      ------------------

          Pursuant to the Purchase Agreement, the Company purchased all of the outstanding shares of capital stock of APiON in exchange for the issuance of an aggregate of approximately 1,196,513 shares of the Company's Common Stock. Under the terms of the Purchase Agreement, ten percent of the shares of the Company's Common Stock to be issued to the former shareholders of APiON will be held in escrow for the purpose of indemnifying the Company against certain liabilities of APiON and the stockholders of APiON. Such escrow will expire on the first anniversary of the closing of the transaction.

          In addition, the Company also has agreed to issue cash and common stock to current and former employees of APiON. Current employees of APiON will receive cash in the aggregate amount of approximately $2.5 million, less applicable withholdings for taxes and insurance, upon the closing of the Company's proposed public offering pursuant to a registration statement on Form S-1 filed by the Company on October 28, 1999, and will receive shares of Common Stock equal in value to approximately $2.5 million, less applicable withholdings for taxes and insurance, on each of the first two anniversaries of the closing of the APiON acquisition, subject to their continued employment. Former employees of APiON who where engaged in APiON's services business, which was not acquired by Phone.com in the transaction, will receive cash in the aggregate amount of approximately $2.2 million, less applicable withholdings for taxes and insurance, upon the closing of the Company's proposed public offering, and will receive shares of Common Stock equal in value to approximately $4.3 million, less applicable withholdings for taxes and insurance, on the first anniversary of the closing of the APiON acquisition, subject to forfeiture upon the occurrence of certain events.

          (b) APiON is primarily engaged in the business of providing telecommunications software products and services. Prior to the closing of the transaction, APiON disposed of certain assets related to its services business.

Item 7.  Financial Statements and Exhibits

     (a) Financial Statements of Business Acquired.
         -----------------------------------------

         Audited financial statements of of the WAP Business of APiON are attached hereto and filed herewith.

     (b) Pro Forma Financial Information.
         -------------------------------

         The following unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results of operations or financial position that actually would have been realized had Phone.com and the WAP Business of APiON been a combined company during the specified periods. The unaudited pro forma combined condensed financial statements, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements and related notes thereto of Phone.com and the WAP Business of APiON, included elsewhere in this filing. The following unaudited pro forma combined condensed financial statements give effect to the acquisition of APiON by Phone.com using the purchase method of accounting. The pro forma combined condensed financial statements are based on the respective historical audited financial statements and related notes of Phone.com and the WAP Business of APiON.

         The pro forma adjustments are preliminary and based on management's estimates of the value of the tangible and intangible assets acquired. The actual adjustments may differ materially from those presented in these pro forma financial statements. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to the long-term tangible and intangible assets or, in some circumstances, resulting a charge to the statement of operations. The effect of these changes on the statement of operations will depend on the nature and amounts of the assets and liabilities adjusted. See note 1(b) to the pro forma combined condensed financial statements.

         The unaudited pro forma combined condensed balance sheet assumes that the acquisition took place on June 30, 1999, and combines Phone.com's audited June 30, 1999 consolidated balance sheet with the WAP Business of APiON's audited March 31, 1999 statement of assets acquired and liabilities assumed. The pro forma combined condensed statement of operations assumes the acquisition took place on July 1, 1998, and combines Phone.com's audited consolidated statement of operations for the year ended June 30, 1999, with the WAP Business of APiON's audited statement of operations for the year ended March 31, 1999.

     (c)  Exhibits.

          2.1 Agreement dated October 11, 1999, between the Company and each of the shareholders of APiON.

          2.2 Supplemental Agreement dated October 26, 1999, between the Company and each of the shareholders of APiON.

          2.3 Registration Rights Agreement dated October 26, 1999, between the Company and each of the shareholders of APiON.

          23.2  Consent of PricewaterhouseCoopers.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              PHONE.COM, INC.
                              (Registrant)


Date:  November 3, 1999       By:   /s/ Alan Black
       ----------------             ----------------------------------------
                                    Vice President,
                                    Finance and Administration, Chief
                                    Chief Financial Officer and Treasurer

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders of
Phone.com, Inc.

   In our opinion, the accompanying statement of assets acquired and liabilities assumed and the related statement of operations and of cash flows present fairly, in all material respects, the financial position of the WAP business of APiON at March 31, 1999 and the results of its operations and cash flows for the period from May 1, 1998 (inception) through March 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of APiON's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United Kingdom, which are substantially consistent with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers
Belfast, United Kingdom
26 October 1999

                             WAP BUSINESS OF APiON

                            STATEMENT OF OPERATIONS

                                                                     May 1, 1998
                                                                     (inception)
                                                                         to
                                                                      March 31,
                                                                        1999
                                                                     -----------
                                                                       $000's
Operating expenses:
  Salaries..........................................................      370
  Depreciation......................................................      143
  Government grants.................................................     (124)
  Other identifiable overhead costs.................................      260
  Allocated overhead costs..........................................      435
                                                                       ------
    Total operating expenses........................................    1,084
Tax expenses........................................................      147
                                                                       ------
Net operating expenses..............................................    1,231
                                                                       ======


    The accompanying notes are an integral part of these financial statements.

                             WAP BUSINESS OF APiON

              STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

                                                                         As at
                                                                       March 31,
                                                                         1999
                                                                       ---------
                                                                        $000's
                                ASSETS
Cash..................................................................   1,414
Accounts receivable...................................................   3,062
Capitalised software development costs................................     180
Plant and equipment, net..............................................     321
                                                                         -----
                                                                         4,977
                                                                         =====
                             LIABILITIES
Current liabilities:
  Accounts payable....................................................   1,431
  Amounts due under capital leases....................................      31
  Bank loans..........................................................      53
                                                                         -----
    Total current liabilities.........................................   1,515
                                                                         -----
Non current liabilities:
  Amounts due under capital leases....................................       3
  Bank loans..........................................................      78
  Deferred government grants..........................................      96
  Deferred taxation...................................................     147
                                                                         -----
    Total non current liabilities.....................................     324
                                                                         -----
    Total liabilities.................................................   1,839
                                                                         -----
    Net assets acquired...............................................   3,138
                                                                         =====


    The accompanying notes are an integral part of these financial statements.

                             WAP BUSINESS OF APiON

                              CASH FLOW STATEMENT

                                                                  May 1, 1998
                                                                (inception)  to
                                                                   March 31,
                                                                      1999
                                                                ---------------
                                                                    $000's
Operating activities:
  Net operating expenses.......................................     (1,231)
  Depreciation.................................................        143
  Amortization of government grants............................        (35)
  Changes in WAP operating assets and liabilities:
    Increase in accounts payable...............................        197
    Increase in deferred tax liabilities.......................        147
                                                                    ------
      Net cash outflow from operating activities...............       (779)
                                                                    ------
Investing activities:
  Capitalised software development costs.......................       (180)
  Purchase of plant and equipment..............................       (401)
  Government grants received...................................        131
                                                                    ------
      Net cash outflow from investing activities...............       (450)
                                                                    ------
Financing activities:
  Cash proceeds from bank loans................................        220
  Cash repaid against bank loans...............................        (89)
  Cash repaid against capital leases...........................        (29)
  Contribution of cash from the Services business..............      2,541
                                                                    ------
      Net cash provided by financing activities................      2,643
                                                                    ------
Net increase in cash...........................................      1,414
Balance at May 1, 1998.........................................         --
                                                                    ------
Balance at March 31, 1999......................................      1,414
                                                                    ======

Supplemental cash flow disclosures:
  Contribution of accounts receivable by the Services business
   to WAP......................................................      3,062
  Accounts payable transferred to WAP..........................     (1,234)
  Fixed assets acquired under capital leases...................        (63)
  Interest paid................................................          8



   The accompanying notes are an integral part of these financial statements.

                             WAP BUSINESS OF APiON

                       NOTES TO THE FINANCIAL STATEMENTS


1. Description of business

   APiON was incorporated in the United Kingdom in May 1995 to provide computer software consulting services. Its WAP business was established in May 1998 to develop wireless Internet products for sale to world wide telecommunications service providers.

2. Accounting policies

   Basis of Presentation

   The activities referred to above were carried out jointly by APiON Limited and by its related company, incorporated in the Republic of Ireland, APiON Telecoms Limited (jointly referred to as "APiON").

   The operations of APiON consisted of the WAP business ("WAP"), and other trading activities (the "Services business"). In conjunction with the acquisition of WAP the trading activities associated with the Services business have been spun off to the common shareholders of APiON. Please refer to the Subsequent Events note for a discussion of the impact of this on WAP.

   Although APiON began research and development on WAP in 1998 it did not commence commercial marketing of it until after March 31, 1999. As a result there were no WAP revenues in the period to that date.

   The Statement of Operations reflects the direct operating expenses for WAP, for which APiON maintained separate accounting information. Of APiON's total operating costs of $8,852,000, $6,688,000 can be specifically identified with the respective businesses. Of the residual total overhead costs, mainly consisting of management and administration salaries, and property and recruitment costs, $435,000 has been allocated to the WAP business on the basis of the respective head counts of each business. Management believes that the allocations described above provide a reasonable basis of allocating corporate overhead costs.

   The Statement of Assets Acquired and Liabilities Assumed of WAP as at March 31, 1999 reflects the assets acquired and liabilities acquired assumed by Phone.com in the transaction discussed in note 8. Since WAP had no revenue-generating activities prior to March 31, 1999, the accounts receivable and certain trade payables shown in the Statement of Assets Acquired and Liabilities Assumed relate to the Services business, but have been included since they were acquired by Phone.com in conjunction with its acquisition of WAP.

   Development Stage Enterprise

   Since WAP has not commenced commercial operations, WAP is considered a development stage enterprise as defined by Financial Accounting Standards Board Opinion No. 7, Accounting and Reporting by Development Stage Enterprises. The deficit accumulated in the development stage from May 1998 to March 31, 1999 is $1,231,000.

   Financial Instruments and Concentration of Credit Risk

   The carrying value of WAP's financial instruments, including cash, accounts receivable, bank loans and amounts due under capital leases, approximates fair value. Financial instruments that subject WAP to concentrations of credit risk consist primarily of trade accounts receivable.

   The receivables relate to the sale of services by the Services business, principally to leading mobile telephone operators and manufacturers. Credit risk is concentrated in the United Kingdom. As part of the ordinary course of its business, the management of APiON performed credit evaluations of its customers' financial condition and did not require collateral from its customers. APiON has had no write-offs of accounts receivable and, based on its evaluation of its accounts receivable collectibility and customer creditworthiness, has recorded no allowance for doubtful accounts receivable.

                             WAP BUSINESS OF APiON

   Research and Development

   Research and development costs are expensed as incurred until technological feasibility has been established. Until January 1999, WAP's software was under development and had not yet achieved technological feasibility and, accordingly, only development costs incurred subsequent to that date have been capitalised.

   Income taxes

   Income taxes are accounted for under the asset and liability method as if WAP was filing a separate return. Deferred tax assets and liabilities are recognised for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognised in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

   Tangible fixed assets

   The cost of tangible fixed assets is their purchase cost, together with any incidental costs of acquisition. Depreciation is calculated so as to write off the cost of tangible fixed assets, less their estimated residual values, on a straight-line basis over the expected useful economic lives of the assets concerned. The annual rate used for this purpose is 33% per annum.

   Capital leases

   Leasing agreements, which transfer to WAP substantially all the benefits and risks of ownership of an asset are treated as if the asset had been purchased outright. The assets are included in fixed assets and the capital element of the leasing commitments is shown as obligations under capital leases. Assets held under capital leases are depreciated over the shorter of the lease terms and the useful lives of equivalent owned assets.

   Government grants

   Revenue grants against revenue expenditure are credited to profit and loss in the same period as the related expenditure is incurred.

   Grants against capital expenditure are taken to deferred income and credited to profit and loss on the same basis as depreciation is charged on the related assets. These grants are repayable to the government agency concerned in the event that the relevant assets are disposed of, or cease to be used for the purpose of the trade, within four years of the receipt of the grant. In light of the carve-out of certain fixed assets as described in the Subsequent Event note, management of APiON and Phone.com have met with the government agency concerned. Agreement has been reached that the related grants will not be repayable, and that the shareholders of APiON rather than WAP will assume the liability to repay the grants relating to the carve-out fixed assets in the circumstances of any subsequent disposal or failure to use them for the purpose intended.

   Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets.

                             WAP BUSINESS OF APiON

   Comprehensive income

   WAP has no material components of other comprehensive income (loss) for all periods presented.

3. Related party transactions

   During the period presented WAP purchased services from companies with common shareholders and directors. WAP paid $38,455 during the period for services rendered, at what the directors considered to be commercial market prices.

4. Capitalised Software Development Costs

                                                                          $000's
                                                                          ------
   Cost:
     At May 1, 1998......................................................   --
     Additions...........................................................  180
                                                                           ---
     At March 31, 1999...................................................  180
                                                                           ===

   There was no amortisation of the capitalised software development costs in the period from May 1, 1998 to March 31, 1999 as no sales of WAP were made before March 31, 1999.

5. Plant and Equipment

                                                               Fixtures &
                                                     Computers  Fittings  Total
                                                     --------- ---------- ------
                                                      $000's     $000's   $000's
   Cost:
     At May 1, 1998.................................     --        --       --
     Additions......................................    392        72      464
     Disposals......................................     --       (13)     (13)
                                                        ---       ---      ---
     At March 31, 1999..............................    392        59      451
                                                        ===       ===      ===

   Depreciation:
     At May 1, 1998.................................     --        --       --
     Disposals......................................     --       (13)     (13)
     Charge for the period..........................    112        31      143
                                                        ---       ---      ---
     At March 31, 1999..............................    112        18      130
                                                        ---       ---      ---
   Net book value at March 31, 1999.................    280        41      321
                                                        ===       ===      ===

                             WAP BUSINESS OF APiON

6. Bank Loans and Capital Leases

   WAP has a series of bank loan facilities to finance the purchase of fixed assets, each repayable in monthly installments over a three-year period at a rate of interest of UK bank base rate plus 1.5% (currently 6.75% per annum). In addition it has capital lease facilities, the final repayment on which falls due in the year to March 2001. The repayment schedule for the total bank loan and capital lease balances due at March 31,1999, was:

                                                                   Bank  Capital
                                                                  Loans  leases
                                                                  ------ -------
                                                                  $000's $000's
   Repayable in the year to March, 31:
     2000                                                           53      34
     2001                                                           49       3
     2003                                                           29      --
                                                                   ---     ---
   Total minimum payments........................................  131      37
   Less amounts representing interest............................   --       3
                                                                   ---     ---
                                                                   131      34
                                                                   ===     ===

7. Deferred taxation

                                                                         As at
                                                                       March 31,
                                                                         1999
                                                                       ---------
                                                                        $000's
   Fixed asset temporary differences..................................    147
   Net operating loss carry forwards..................................    373
   Less: Valuation allowance..........................................   (373)
                                                                         ----
   Total deferred tax liabilities, net................................    147
                                                                         ====

   Management has evaluated the positive and negative evidence impacting the realizability of the deferred tax assets that consist principally of net operating losses carried forward in the UK. Management has considered the short operating history of WAP as well as the uncertainty associated with the Company's future profitability and has concluded that as of March 31, 1999, such deferred tax assets are less likely than not to be realized in the foreseeable future. Therefore management has recorded a full valuation allowance against deferred tax assets. Management evaluates the positive and negative evidence on a quarterly basis.

8. Subsequent events

   Subsequent to March 31, 1999, ownership of APiON Limited and APiON Telecoms Limited was consolidated under a new United Kingdom company, also called APiON Telecoms Limited, which was the statutory entity to be acquired by Phone.com.

   On October 26, 1999, all of the outstanding capital stock of APiON Telecoms Limited was acquired by Phone.com, Inc. in exchange for 1,196,513 shares of Phone.com common stock.

   Immediately prior to the acquisition, APiON spun off its Services business to the vendor shareholders. The transfer involved certain employees, and fixed assets employed in the Services business that had a net book value of $937,000 at March, 31 1999, and related asset finance liabilities of $573,000. The Services business was transferred to the vendor shareholders for a cash payment of $3,254,000, made in addition to the payment made for its book value of net assets acquired.

                                PHONE.COM, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   The following unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results of operations or financial position that actually would have been realized had Phone.com and the WAP Business of APiON been a combined company during the specified periods. The unaudited pro forma combined condensed financial statements, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements and related notes thereto of Phone.com and the WAP Business of APiON, included elsewhere in this filing. The following unaudited pro forma combined condensed financial statements give effect to the acquisition of APiON by Phone.com using the purchase method of accounting. The pro forma combined condensed financial statements are based on the respective historical audited financial statements and related notes of Phone.com and the WAP Business of APiON.

   The pro forma adjustments are preliminary and based on management's estimates of the value of the tangible and intangible assets acquired. The actual adjustments may differ materially from those presented in these pro forma financial statements. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to the long-term tangible and intangible assets or, in some circumstances, resulting a charge to the statement of operations. The effect of these changes on the statement of operations will depend on the nature and amounts of the assets and liabilities adjusted. See note 1(b) to the pro forma combined condensed financial statements.

   The unaudited pro forma combined condensed balance sheet assumes that the acquisition took place on June 30, 1999, and combines Phone.com's audited June 30, 1999 consolidated balance sheet with the WAP Business of APiON's audited March 31, 1999 statement of assets acquired and liabilities assumed. The pro forma combined condensed statement of operations assumes the acquisition took place on July 1, 1998, and combines Phone.com's audited consolidated statement of operations for the year ended June 30, 1999, with the WAP Business of APiON's audited statement of operations for the year ended March 31, 1999.

                                PHONE.COM, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 (In thousands)

                                                June 30, 1999
                                    -----------------------------------------
                                       Historical          Pro forma
                                    ----------------- -----------------------
                                    Phone.com  APiON  Adjustments    Combined
                                    ---------  ------ -----------    --------
              ASSETS
Current assets:
  Cash and cash equivalents........ $ 79,803   $1,414  $(11,711)(b)  $ 69,506
  Short-term investments...........   33,283       --                  33,283
  Accounts receivable..............   20,474    3,062                  23,536
  Prepaid expenses and other
   current assets..................      865      180                   1,045
                                    --------   ------  --------      --------
    Total current assets...........  134,425    4,656   (11,711)      127,370
Property and equipment, net........    3,014      321                   3,335
Deposits and other assets..........    1,494       --                   1,494
Goodwill and other intangible
 assets, net.......................       --       --   244,537 (b)   244,537
                                    --------   ------  --------      --------
                                    $138,933   $4,977  $232,826      $376,736
                                    ========   ======  ========      ========
   LIABILITIES AND STOCKHOLDERS'
               EQUITY
Current liabilities:
  Current portion of equipment loan
   and capital lease obligations... $    424   $   84  $               $  508
  Accounts payable.................    1,749    1,431                   3,180
  Accrued expenses.................    7,173      243                   7,416
  Deferred revenue.................   36,797       --                  36,797
                                    --------   ------  --------      --------
    Total current liabilities......   46,143    1,758        --        47,901
Equipment loans and capital lease
 obligations, less current
 portion...........................      498       81                     579
                                    --------   ------  --------      --------
    Total liabilities..............   46,641    1,839        --        48,480
                                    --------   ------  --------      --------
Stockholders' equity:
  Common stock.....................       31                  1 (b)        32
  Additional paid-in capital.......  136,209       --     5,095 (a)
                                                        235,963 (b)   377,267
  Deferred stock compensation......   (1,318)      --    (5,095)(a)    (6,413)
  Treasury stock...................     (196)      --                    (196)
  Notes receivable from
   stockholders....................     (484)      --                    (484)
  Accumulated (deficit)/net assets
   acquired........................  (41,950)   3,138    (3,138)(b)   (41,950)
                                    --------   ------  --------      --------
    Total stockholders' equity
     (deficit).....................   92,292    3,138   232,826       328,256
                                    --------   ------  --------      --------
                                    $138,933   $4,977  $232,826      $376,736
                                    ========   ======  ========      ========

   See accompanying notes to unaudited pro forma combined condensed financial statements

                                PHONE.COM, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     (In thousands, except per share data)

                                         Year ended June 30, 1999
                                  --------------------------------------------
                                     Historical             Pro forma
                                  ------------------  ------------------------
                                  Phone.com   APiON   Adjustments    Combined
                                  ---------  -------  -----------    ---------
Revenues:
  License.......................  $  5,229   $    --   $             $   5,229
  Maintenance and support
   services.....................     5,921        --                     5,921
  Consulting services...........     2,292        --                     2,292
                                  --------   -------   --------      ---------
    Total revenues..............    13,442        --         --         13,442
                                  --------   -------   --------      ---------
Cost of revenues:
  License.......................       371        --                       371
  Maintenance and support
   services.....................     3,022        --                     3,022
  Consulting services...........     1,146        --                     1,146
                                  --------   -------   --------      ---------
    Total cost of revenues......     4,539        --         --          4,539
                                  --------   -------   --------      ---------
    Gross profit................     8,903        --         --          8,903
                                  --------   -------   --------      ---------
Operating expenses:
  Research and development......    13,082       432                    13,514
  Sales and marketing...........    10,840       227                    11,067
  General and administrative....     4,432       425                     4,857
  Stock-based compensation......     1,011        --      3,821 (c)      4,832
  Amortization of goodwill and
   other intangible assets......        --        --     81,512 (d)     81,512
                                  --------   -------   --------      ---------
    Total operating costs.......    29,365     1,084     85,333        115,782
                                  --------   -------   --------      ---------
    Operating loss..............   (20,462)   (1,084)   (85,333)      (106,879)
Interest income, net............     1,803        --                     1,803
                                  --------   -------   --------      ---------
    Loss before taxes...........   (18,659)   (1,084)   (85,333)      (105,076)
Income taxes....................     2,104       147                     2,251
                                  --------   -------   --------      ---------
    Net loss....................  $(20,763)  $(1,231)  $(85,333)     $(107,327)
                                  ========   =======   ========      =========
Basic and diluted net loss per
 share..........................  $  (2.98)                          $  (13.15)
                                  ========                           =========
Shares used to compute basic and
 diluted net loss per share.....     6,966                1,196 (e)      8,162
                                  ========                           =========

   See accompanying notes to unaudited pro forma combined condensed financial statements

                                PHONE.COM, INC.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(1) Unaudited Pro Forma Combined Condensed Balance Sheet

   On October 26, 1999, Phone.com acquired all of the outstanding capital stock of APiON in exchange for 1,196,513 shares of common stock of Phone.com. In addition, the Company agreed to issue cash and common stock to current and former employees of APiON. Former employees of APiON will receive consideration totaling up to approximately $6.5 million of which one third is payable in cash (approximately $2.2 million) upon the closing of this offering and two thirds is payable in common stock of the Company on the one year anniversary of the closing of the acquisition of APiON and is subject to forfeiture upon the occurrence of certain events. Current employees of APiON will receive consideration totaling up to approximately $7.6 million of which one third is payable in cash upon the closing of this offering and one third is payable in common stock of the Company on each of the first two anniversaries of the closing of the acquisition of APiON contingent upon continued employment. The actual number of Phone.com shares to be issued to current and former employees of APiON will depend upon the fair value of Phone.com common stock on the distribution date.

  Common stock issued to former shareholders and cash paid to current and former employees of APiON at the closing of the acquisition is included in the purchase price. Contingent common stock issuable in the future to former employees of APiON will be treated as contingent consideration. The then fair value of the common stock that is issued to the former employees of APiON upon the satisfaction of certain future events will be added to goodwill and amortized over the remaining useful life. Common stock issuable in the future to current employees of APiON is recorded as deferred stock-based compensation.

   The pro forma combined condensed balance sheet as of June 30, 1999 gives effect to the merger as if it had occurred on June 30, 1999.

   The following adjustment has been reflected in the unaudited pro forma combined condensed balance sheet:

     (a) To record deferred stock compensation related to common stock of the Company to be issued to current employees of APiON as follows (in thousands):

   Total consideration................................................. $ 7,642
   Less: cash payable at closing.......................................  (2,547)
                                                                        -------
     Deferred stock-based compensation................................. $ 5,095
                                                                        =======

     The common stock payable to current employees of APiON is payable in equal installments on each of the first two anniversaries of the closing, contingent upon continued employment.

     (b) To record common stock issued to stockholders of APiON and record applicable purchase accounting entries.

     Under purchase accounting, the total purchase price will be allocated to APiON's assets and liabilities based on their relative fair values. Allocations are subject to valuations as of the date of the consummation of the acquisition. The amounts and components of the estimated purchase price along with the preliminary allocation of the estimated purchase price to assets purchased are as follows (in thousands):

   Cash (including $2,547 payable to current employees of APiON)..... $  4,711
   Common stock......................................................  235,964
   Estimated transaction costs.......................................    7,000
                                                                      --------
     Total purchase price............................................ $247,675
                                                                      ========

   Cash and cash equivalents......................................... $  1,414
   Other current assets..............................................    3,242
   Property and equipment............................................      321
   Liabilities assumed...............................................   (1,839)
                                                                      --------
     Book value of net tangible assets of APiON......................    3,138
   Goodwill and other intangible assets..............................  244,537
                                                                      --------
     Net assets acquired............................................. $247,675
                                                                      ========

                                PHONE.COM, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       FINANCIAL STATEMENTS--(Continued)

     The actual allocation of the purchase price will depend upon the composition of APiON's net assets on the closing date and Phone.com's evaluation of the fair value of the net assets as of the date indicated. Consequently, the actual allocation of the purchase price could differ from that presented above.

(2) Unaudited Pro Forma Combined Condensed Statements of Operations

   The pro forma combined condensed statements of operations give effect to the acquisition as if it had occurred at the beginning of the period presented.

   The following adjustments have been reflected in the unaudited pro forma combined condensed statement of operations:

     (c) To reflect the accelerated amortization of deferred stock-based compensation associated with common stock of the Company to be issued to current employees of APiON in a manner consistent with Financial Accounting Standards Board Interpretation No. 28. The accelerated amortization results in 75% of the deferred stock-based compensation being amortized in the first year after the closing of the acquisition of APiON.

     (d) Adjustment to record the amortization of goodwill and intangible assets resulting from the preliminary allocation of the APiON purchase price. The pro forma adjustment assumes goodwill and other intangible assets will be amortized on a straight-line basis over an estimated life of three years resulting in one-third of the total goodwill and intangible assets of $244.5 million being amortized in the first year after the closing of the acquisition of APiON. The ultimate lives assigned will be determined at the date of acquisition based on the facts and circumstances existing at that date.

     (e) To reflect the shares to be issued as consideration for the acquisition.

                               INDEX TO EXHIBITS


                                                                               Sequentially
Exhibit                                                                         Numbered
Number     Description                                                            Page
---------  -----------                                                        ------------
2.1        Agreement dated October 11, 1999, between the Company and
           each of the shareholders of APiON.                                    ____

2.2        Supplemental Agreement dated October 26, 1999, between the
           Company and each of the shareholders of APiON.                        ____

2.3        Registration Rights Agreement dated October 26, 1999,
           between the Company and each of the shareholders of APiON.            ____

23.        Consent of PricewaterhouseCoopers.
